Exhibit 99.1

AAON REPORTS RECORD SALES, EARNINGS & BACKLOG
FOR THE THIRD QUARTER OF 2022

TULSA, OK, November 7, 2022 - AAON, INC. (NASDAQ-AAON), a provider of premier, configurable HVAC solutions that bring long-term value to customers and owners, today announced its results for the third quarter of 2022.

Net sales for the third quarter of 2022 increased 75.1% to a record $242.6 million from $138.6 million in the third quarter of 2021. Organic volume growth and product mix contributed approximately 26.9% to year over year growth. Volume growth reflected the Company's strong backlog and a third straight quarter of record production. In addition to volume, pricing contributed 24.4% of growth and the acquisition of BasX contributed 23.8% of growth. Similar to the legacy business, BasX performed extremely well in the quarter. BasX realized record sales and EBITDA, while increasing its backlog 33.8% compared to the end of the second quarter of 2022.

Gross profit margin in the quarter increased to 27.0%, the highest level since the second quarter of 2021. Higher pricing and improved productivity offset increased costs and the adverse effects of supply chain issues. Similar to the trend realized within the second quarter of 2022, gross profit margin improved sequentially throughout the third quarter.

Earnings per diluted share in the third quarter of 2022 increased 75.9% to a record $0.51 from $0.29 in the third quarter of 2021. The increase in earnings was primarily due to robust volume growth and improved gross profit margin. Furthermore, as a percent of sales, SG&A expenses, excluding BasX, were down 80 basis points from a year ago to 10.7%, the lowest level of any quarter in over two years.

Financial Highlights:	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
	2022	2021	Change	2022	2021	Change
	(in thousands, except share and per share data)			(in thousands, except share and per share data)
GAAP Measures
Net sales	$242,605	$138,571	75.1%	$634,190	$398,235	59.3%
Gross profit	65,591	36,019	82.1%	$159,031	$111,283	42.9%
Gross profit margin	27.0%	26.0%		25.1%	27.9%
Operating income	$36,700	$20,137	82.3%	$80,163	$63,810	25.6%
Operating margin	15.1%	14.5%		12.6%	16.0%
Net income	27,473	15,581	76.3%	$61,478	$52,572	16.9%
Earnings per diluted share	$0.51	$0.29	75.9%	$1.14	$0.98	16.3%
Diluted average shares	53,958,715	53,546,513	0.8%	53,921,865	53,664,997	0.5%

Non-GAAP Measures
EBITDA[1]	$46,078	$27,726	66.2%	$106,082	$86,379	22.8%
EBITDA margin[1]	19.0%	20.0%		16.7%	21.7%
[1]These are non-GAAP measures. See "Use of Non-GAAP Financial Measures" below for reconciliation to GAAP measures.

Backlog

September 30, 2022	June 30, 2022	December 31, 2021	September 30, 2021
(in thousands)
$514,735	$464,025	$260,164	$181,813

The Company finished the third quarter of 2022 with a record backlog of $514.7 million, up 183.1% from $181.8 million a year ago, and up 10.9% from $464.0 million at the end of the second quarter of 2022. Excluding BasX's backlog, organic backlog was up 109.6% from the prior year quarter.

Gary Fields, President and CEO, stated, “Our performance in the third quarter was excellent. I was particularly pleased to see a material improvement in gross profit margin as a result of our pricing strategy gaining traction. Furthermore, despite supply chain issues persisting, productivity improved throughout the quarter, a reflection of how well our operations are performing. Better productivity, along with an increase in headcount, helped us realize a third straight quarter of record production. Meanwhile, we continue to grow our backlog. Bookings in the quarter were solid. Total bookings increased 36.7% compared to the second quarter of 2022, almost all of which was driven by volume, with a small amount related to pricing.”

Mr. Fields continued, “BasX continues to build momentum. In the third quarter, the business realized record revenue and EBITDA. Backlog at BasX at the end of the quarter also finished at a record level, up 33.8% from the end of the second quarter. New bookings in the quarter were by far a record for the business as it benefited from a strong pipeline of projects in the data center and semiconductor markets. Revenue synergies related to the acquisition are being realized and we are making progress integrating BasX production into our Longview facility. We are also starting to recognize cost synergies, which should accelerate over the next 12 months. Overall, we continue to be excited about the growth opportunities that BasX is bringing to AAON."

Mr. Fields continued, "In the third quarter, we made the decision to terminate our WH and WV series portion of the water-source heat pump business. After careful analysis, we determined this type of product does not allow us to meet our profit margin targets. Additionally, upcoming new refrigerant regulations would require a capital infusion that we determined would not be the best use of capital. This product line generated approximately $10.0 million of revenue in 2021 and was on track for a similar level in 2022. We plan to accept orders through the rest of 2022, at which time we will stop accepting new orders and will work on building the rest of the WH/WV backlog before repurposing personnel and equipment."

Mr. Fields concluded, “As we approach the end of the year, we remain positive on the business. Production rates and productivity levels continue to increase, the margin profile of the backlog is the best that it has been all year, which suggests gross margin will continue to improve, and order trends remain positive. We are confident that we will finish the year on a high note in the fourth quarter.”

As of September 30, 2022, the Company had cash and cash equivalents of $10.7 million and total debt of $76.3 million. Rebecca Thompson, CFO, commented, “In the third quarter, we generated $43.4 million of cash flows from operations, the strongest quarter in at least five years. Within the quarter, we paid down $30.0 million on our line of credit. Our balance sheet remains strong. At the end of the third quarter, our leverage ratio decreased to 0.65, from 1.06 at the end of the second quarter. In the fourth quarter, we anticipate another solid quarter of cash flows from operations, allowing us to continue to reduce our borrowings under the line of credit while making necessary capital investments for long-term growth.”

Conference Call
The Company will host a conference call and webcast today at 5:15 P.M. ET to discuss the third quarter 2022 results and outlook. The conference call will be accessible via a dial-in for those who wish to participate in Q&A as well as a listen-only webcast. The dial-in is 1-888-440-3307 for domestic callers or 1-646-960-0787 for international callers, both accessible with the conference ID 7249161. To access the listen-only webcast, please register at https://events.q4inc.com/attendee/219209225.

About AAON
Founded in 1988, AAON is a world leader in HVAC solutions for commercial and industrial indoor environments. The Company's industry-leading approach to designing and manufacturing highly configurable equipment to meet exact needs creates a premier ownership experience with greater efficiency, performance and long-term value. AAON is headquartered in Tulsa, Oklahoma, where its world-class innovation center and testing lab allows AAON engineers to continuously push boundaries and advance the industry. For more information, please visit www.AAON.com.

Forward-Looking Statements

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

Contact Information
Joseph Mondillo
Director of Investor Relations
Phone: (617) 877-6346
Email: joseph.mondillo@aaon.com

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands, except share and per share data)
Net sales	$242,605	$138,571	$634,190	$398,235
Cost of sales	177,014	102,552	475,159	286,952
Gross profit	65,591	36,019	159,031	111,283
Selling, general and administrative expenses	28,891	15,897	78,880	47,488
Gain on disposal of assets	—	(15)	(12)	(15)
Income from operations	36,700	20,137	80,163	63,810
Interest expense, net	(954)	(10)	(1,694)	(11)
Other income (expense), net	54	(19)	295	37
Income before taxes	35,800	20,108	78,764	63,836
Income tax provision	8,327	4,527	17,286	11,264
Net income	$27,473	$15,581	$61,478	$52,572
Earnings per share:
Basic	$0.52	$0.30	$1.16	$1.00
Diluted	$0.51	$0.29	$1.14	$0.98
Cash dividends declared per common share:	$—	$—	$0.19	$0.19
Weighted average shares outstanding:
Basic	53,185,324	52,420,711	53,029,284	52,392,300
Diluted	53,958,715	53,546,513	53,921,865	53,664,997

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	September 30, 2022	December 31, 2021
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$10,738	$2,859
Restricted cash	530	628
Accounts receivable, net of allowance for credit losses of $682 and $549, respectively	134,073	70,780
Income tax receivable	1,941	5,723
Inventories, net	176,888	130,270
Contract assets	9,592	5,749
Prepaid expenses and other	2,302	2,071
Total current assets	336,064	218,080
Property, plant and equipment:
Land	8,537	5,016
Buildings	166,193	135,861
Machinery and equipment	336,123	318,259
Furniture and fixtures	27,814	23,072
Total property, plant and equipment	538,667	482,208
Less: Accumulated depreciation	242,213	224,146
Property, plant and equipment, net	296,454	258,062
Intangible assets, net	65,507	70,121
Goodwill	81,892	85,727
Right of use assets	1,684	16,974
Other long-term assets	4,242	1,216
Total assets	$785,843	$650,180

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$48,613	$29,020
Accrued liabilities	61,780	50,206
Contract liabilities	31,791	7,542
Total current liabilities	142,184	86,768
Revolving credit facility, long-term	76,291	40,000
Deferred tax liabilities	31,430	31,993
Other long-term liabilities	5,642	18,843
New market tax credit obligation	6,438	6,406
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 53,214,971 and 52,527,985 issued and outstanding at September 30, 2022 and December 31, 2021, respectively	213	210
Additional paid-in capital	87,949	81,654
Retained earnings	435,696	384,306
Total stockholders' equity	523,858	466,170
Total liabilities and stockholders' equity	$785,843	$650,180

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended September 30,
	2022	2021
Operating Activities	(in thousands)
Net income	$61,478	$52,572
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,624	22,532
Amortization of debt issuance cost	32	31
Amortization of right of use assets	191	—
Provision for credit losses on accounts receivable, net of adjustments	300	—
Provision for excess and obsolete inventories	1,380	378
Share-based compensation	10,229	8,784
Gain on disposition of assets	(12)	(15)
Foreign currency transaction loss (gain)	42	(1)
Interest income on note receivable	(17)	(19)
Deferred income taxes	(563)	2,766
Changes in assets and liabilities:
Accounts receivable	(63,593)	(11,369)
Income tax receivable	3,782	2,588
Inventories	(47,998)	(22,712)
Contract assets	(3,843)	—
Prepaid expenses and other long-term assets	(70)	937
Accounts payable	18,616	16,390
Contract liabilities	24,249	—
Deferred revenue	730	316
Accrued liabilities and other long-term liabilities	12,857	1,525
Net cash provided by operating activities	43,414	74,703
Investing Activities
Capital expenditures	(41,586)	(42,636)
Cash paid for building	(22,000)	—
Cash paid in business combination, net of cash acquired	(249)	—
Proceeds from sale of property, plant and equipment	12	19
Principal payments from note receivable	41	41
Net cash used in investing activities	(63,782)	(42,576)
Financing Activities
Borrowings under revolving credit facility	151,103	—
Payments under revolving credit facility	(114,812)	—
Principal payments on financing lease	(115)	—
Stock options exercised	10,990	14,573
Repurchase of stock	(7,943)	(15,014)
Employee taxes paid by withholding shares	(978)	(1,537)
Cash dividends paid to stockholders	(10,096)	(9,964)
Net cash provided by (used in) financing activities	28,149	(11,942)
Net increase in cash, cash equivalents and restricted cash	7,781	20,185
Cash, cash equivalents and restricted cash, beginning of period	3,487	82,288
Cash, cash equivalents and restricted cash, end of period	$11,268	$102,473

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), additional non-GAAP financial measures are provided and reconciled in the following tables. The Company believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. The Company believes that this non-GAAP financial measure enhances the ability of investors to analyze the Company’s business trends and operating performance as they are used by management to better understand operating performance. Since EBITDA and EBITDA margin are non-GAAP measures and are susceptible to varying calculations, EBITDA and EBITDA margin, as presented, may not be directly comparable with other similarly titled measures used by other companies.

EBITDA

EBITDA (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations. The Company defines EBITDA as net income, plus (1) depreciation and amortization, (2) interest expense (income), net and (3) income tax expense. EBITDA is not a measure of net income or cash flows as determined by GAAP. EBITDA margin is defined as EBITDA as a percentage of net sales.

The Company’s EBITDA measure provides additional information which may be used to better understand the Company’s operations. EBITDA is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDA are significant components in understanding and assessing a company's financial performance. EBITDA, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements.

The following table provides a reconciliation of net income (GAAP) to EBITDA (non-GAAP) and for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)
Net income, a GAAP measure	$27,473	$15,581	$61,478	$52,572
Depreciation and amortization	9,324	7,608	25,624	22,532
Interest expense, net	954	10	1,694	11
Income tax expense	8,327	4,527	17,286	11,264
EBITDA, a non-GAAP measure	$46,078	$27,726	$106,082	$86,379
EBITDA margin	19.0%	20.0%	16.7%	21.7%